Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Purpose UK Holdings Limited
     We have audited the accompanying consolidated balance sheets of Purpose UK Holdings Limited and subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated income statements, statements of equity, and statements of cash flows for each of the years in the three year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Purpose UK Holdings Limited and subsidiaries at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO LLP
Reading, United Kingdom
Date: 25 February 2011
BDO LLP is a limited liability partnership registered in England and Wales (with registered number OC305127)

Purpose UK Holdings Limited
Consolidated Balance Sheets
(British Pounds Sterling in thousands)

	December 31,
	2010	2009
Assets

Current assets

Cash	£10,613	£4,468

Restricted cash	800	—

Loans and fees receivable, net	21,192	14,731

Deferred taxes, net	388	258

Prepaid expenses and other	1,104	695

Total current assets	34,097	20,152

Property at cost, net of depreciation	2,859	2,202

Intangibles, net	1,345	—

Goodwill	14,874	14,874

Notes receivable — related party	—	785

Total assets	£53,175	£38,013

Liabilities

Current liabilities

Accounts payable and other accrued liabilities	£2,208	£1,506

Deferred consideration	800	—

Income tax and VAT payable	4,103	3,364

Notes payable — related party	12,541	7,014

Total current liabilities	19,652	11,884

Commitments and contingencies (Note 12)

Equity
Preferred stock, £1.0 per share par value, 17,000,000 shares authorized, 15,094,229 shares issued and outstanding at December 31, 2010 and 2009, respectively	15,094	15,094
Common stock, £0.01 per share par value, 1,025,000 shares authorized, 1,021,215 shares issued and outstanding at December 31, 2010 and 2009, respectively	10	10

Additional paid in capital	154	77

Retained earnings	11,756	5,076

Total shareholders’ equity	27,014	20,257

Noncontrolling interests	6,509	5,872

Total equity	33,523	26,129

Total liabilities and equity	£53,175	£38,013

See accompanying notes to consolidated financial statements.

Purpose UK Holdings Limited
Consolidated Income Statements
(British Pounds Sterling in thousands)

	For the Year Ended December 31,
	2010	2009	2008
Revenue:

Fees and interest charged to customers	£60,058	£40,997	£20,444

Direct expense:

Salaries and benefits	8,168	5,389	3,497

Occupancy	1,284	815	508

Advertising	10,477	6,244	2,620

Depreciation	1,045	703	292

Provision for loan losses	16,443	11,305	8,396

Total direct expense	37,417	24,456	15,313

Contribution margin	22,641	16,541	5,131

Other operating expense:

General and administrative	5,001	3,697	2,109

Income from operations	17,640	12,844	3,022

Other expense:

Interest expense	1,278	1,281	523

Other expense	124	242	124

Total other expense	1,402	1,523	647

Income from continuing operations before income taxes	16,238	11,321	2,375

Income tax expense	(4,582)	(3,672)	(480)

Net income	11,656	7,649	1,895

Net income attributable to noncontrolling interests	(2,199)	(1,953)	(77)

Net income attributable to controlling interests	£9,457	£5,696	£1,818

See accompanying notes to consolidated financial statements.

Purpose UK Holdings Limited
Consolidated Statements of Equity
For the Years Ended December 31, 2010, 2009 and 2008
(British Pounds Sterling in thousands)

		Common Stock			Retained
		Number of		Additional Paid-	Earnings	Noncontrolling	Comprehensive
	Preferred Stock	Shares	Amount	In Capital	(Deficit)	Interests	Income	Total Equity
Balance, December 31, 2007	£11,655	1	£10	£—	£(1,001)	£22		£10,686

Contributions, net	209	—	—	—	—	—		209

Net income	—	—	—	—	1,818	77	£1,895	1,895

Comprehensive income	—	—	—	—	—	—	£1,895	—

Balance, December 31, 2008	11,864	1	10	—	817	99		12,790

Issuance of common stock	—	1,021,214	—	—	—	—		—

Issuance of preferred stock	3,242	—	—	—	—	—		3,242

Contributions, net	(12)	—	—	—	—	—		(12)

Amortization of deferred stock based compensation plan	—	—	—	77	—	—		77
Purchase of noncontrolling interests	—	—	—	—	(667)	(99)		(766)
Settlement of contingent earnout	—	—	—	—	(770)	3,919		3,149

Net income	—	—	—	—	5,696	1,953	£7,649	7,649

Comprehensive income	—	—	—	—	—	—	£7,649	—

Balance, December 31, 2009	15,094	1,021,215	10	77	5,076	5,872		26,129

Amortization of deferred stock based compensation plan	—	—	—	77	—	—		77

Purchase of noncontrolling interests	—	—	—	—	(2,777)	(1,562)		(4,339)

Net income	—	—	—	—	9,457	2,199	£11,656	11,656

Comprehensive income	—	—	—	—	—	—	£11,656	—

Balance, December 31, 2010	£15,094	1,021,215	£10	£154	£11,756	£6,509		£33,523

See accompanying notes to consolidated financial statements.

Purpose UK Holdings Limited
Consolidated Statements of Cash Flows
(British Pounds Sterling in thousands)

	For the Year Ended December 31,
	2010	2009	2008
Operating activities
Net income	£11,656	£7,649	£1,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,045	703	292
Provision for loan losses	16,443	11,305	8,396
Amortization of deferred compensation	77	77	—
Changes in operating assets and liabilities, exclusive of business acquisitions:
Uncollected fees on loans receivable	(864)	(335)	(625)
Decrease (increase) in prepaid expenses and other	—	(93)	(119)
Increase (decrease) in accounts payable and other accrued liabilities	608	(25)	526
Increase in deferred tax receivable	(130)	(73)	(172)
Increase in income tax and VAT payable	739	2,664	694

Net cash provided by operating activities	29,574	21,872	10,887

Investing activities
Investments in loans receivable	(240,438)	(167,152)	(97,137)
Proceeds from loans receivable	218,397	151,841	83,527
Purchase of Parker Fox Limited, Net	(1,661)	—	—
Loan to affiliate and repayment thereof	785	(785)	—
Purchases of property	(1,701)	(1,437)	(1,364)

Net cash used in investing activities	(24,618)	(17,533)	(14,974)

Financing activities
Net proceeds from (repayments of) borrowings	5,527	(2,039)	8,801
Purchase of noncontrolling interests	(4,338)	(1,395)	—
Net shareholders’ (distributions) contributions	—	(12)	209

Net cash provided by (used in) financing activities	1,189	(3,446)	9,010

Net increase in cash and cash equivalents	6,145	893	4,923
Cash and cash equivalents, at beginning of year	4,468	3,575	(1,348)

Cash and cash equivalents, at end of year	£10,613	£4,468	£3,575

Supplemental cash flow information
Cash paid for interest	£6	£96	£315

Cash tax payments	£4,071	£1,069	£—

Supplemental non-cash information
Settlement of contingent earn-out	£—	£3,348	£—

See accompanying notes to consolidated financial statements.

Purpose UK Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
1. Organization and Nature of Business
     The accompanying consolidated financial statements include the consolidated results of operations of Purpose UK Holdings Limited and subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. For the reporting periods covered by this Report, the various entities and activities reflected within these consolidated financial statements were owned either directly or indirectly by CompuCredit Holdings Corporation (and CompuCredit Corporation, its predecessor and now wholly-owned subsidiary).
     The Company’s consolidated financial statements include its subsidiaries, MEM Holdings Limited (incorporated on 6 January 2009), Purpose Acquisitions Company Limited, Rentassured Limited, MEM Capital Limited, MEM Consumer Finance Limited, Inventive Finance Limited (formerly MEM Telecommunications Limited) and MEM Finance Australia Proprietary Limited. All of the companies within the group are registered in the United Kingdom, with the exception of MEM Finance Australia Proprietary Limited.
     Our principal business consists of marketing, servicing and/or originating small-balance, short-term loans (up to £750 for less than 40 days) via the Internet (“Internet micro-loans”). The main trading entity in the group is MEM Consumer Finance Limited. This entity controls the Internet operations and is referred to as our “MEM” operations.
     Internet micro-loans are predominantly made by directing the customer to the MEM website generally through direct marketing. Once at the website, the customer completes an online application for a loan by providing his or her name, address, employment information, desired loan amount and bank account information. This information is automatically screened for fraud and other indicators and based on this information an application is immediately approved or declined. In some cases, additional information may be required from the applicant prior to making a loan decision. Once a loan is approved, the customer agrees to the terms of the loan and the amount borrowed is directly deposited onto a customer’s debit card. At the agreed upon repayment date, the customer’s debit card is automatically charged for the full amount of the loan plus applicable fees. If repayment is not made at the agreed-upon repayment date, it is considered delinquent and MEM will continually seek to contact the customer in order to collect the amount due. We will either seek full repayment or by agreement with the customer collect the amount under a repayment schedule of up to six months (depending on the amount due). After 90 days of in-house collection activity, the account will be transferred to a third-party collection agency with an aim of maximizing recovery of the charged-off debt.
     In April 2007, Purpose UK Holdings Limited acquired 95% of the outstanding shares of MEM, a leading provider in the UK of Internet-based short term micro-loans, for £11.6 million in cash. A balance of £11.0m goodwill was recognized in relation to this transaction. Under the original purchase agreement, a contingent performance-related earn-out could have been payable to the sellers on achievement of certain earnings measurements for the years ended 2007, 2008 and 2009. The maximum amount payable under this earn-out was £120 million, although none of the earn-out performance conditions were satisfied for 2007 and 2008. The MEM acquisition agreement was amended in the first quarter of 2009 to satisfy the sellers’ earn-out rights in exchange for a net 22.5% continuing minority ownership interest in MEM and a cash payment of £434,000, the aggregate value of which reflected the estimated fair value of the earn-out arrangement as of December 31, 2008, the agreed valuation date of the amendment. Subsequently in March 2010, we acquired a portion of the sellers’ noncontrolling interests representing 6.0% of MEM for £4.3 million, thereby reducing aggregate outstanding noncontrolling interests in MEM from 24% at December 31, 2009 to 18% currently.
     Using proprietary analytics to market, underwrite and manage loans to consumers in need of short-term financial assistance, MEM loans are made for a period of up to 40 days and are repayable in full on the customer’s next payday. A typical customer is 22 to 35 years of age, has average net monthly income of £1,300, works in an office or skilled environment and borrows on average £280 (£240 in 2009). In exchange for this service, we receive a fee, typically 25% of the advance amount.
UK Regulations
     As of December 31, 2010, we operated strictly in the UK.
     MEM is subject to UK regulations that impose disclosure requirements when a consumer loan or cash advance is advertised and when the account is opened. MEM is directly licensed and regulated by the Office of Fair Trading (“OFT”). MEM is governed by an extensive regulatory framework, with the key legislation as follows: Consumer Credit Act, Data

Protection Act; Privacy and Electronic Communications Regulations; Consumer Protection and Unfair Trading regulations; Financial Services (Distance Marketing) Regulations; Enterprise Act; Money Laundering Regulations and the Advertising Standards Authority adjudications. The aforementioned legislation imposes strict rules on the look and content of consumer contracts, how interest rates are calculated and stated, advertising in all forms, who we can contact and disclosures to consumers, among others. The regulators such as the OFT provide guidance on consumer credit practices including collections. The regulators are constantly reviewing legislation and guidance in many areas of consumer credit. MEM is involved in discussions with the regulators via trade groups while keeping up to date with any regulatory changes and implementing them where and when required.
2. Significant Accounting Policies and Consolidated Financial Statement Components
     The following is a summary of significant accounting policies we follow in preparing our consolidated financial statements, as well as a description of significant components of our consolidated financial statements.
     These consolidated financial statements have been prepared by and are the responsibility of the directors of Purpose UK Holdings Limited. The directors of the Company are responsible for preparing consolidated financial statements which present fairly the consolidated financial position of the Company at December 31, 2010, and 2009, and the related consolidated income statement of the Company for each of the years in the three year period ended December 31, 2010. In preparing these consolidated financial statements, our directors are required to:
•	select suitable accounting policies and then apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the consolidated financial statements; and

•	prepare the consolidated financial statements on a going concern basis unless it is inappropriate to presume that the Company will continue in business.
     We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and these principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements, as well as the reported amounts of revenues and expenses during each reporting period. We base these estimates on information available to us as of the date of preparation of the consolidated financial statements. Actual results could differ materially from these estimates. Additionally, estimates of incurred credit losses on our loans and fees receivable have a significant effect on the provision for loan losses within our consolidated income statements and loans and fees receivable, net, on our consolidated balance sheets.
     The consolidated income statements include allocations of certain costs from CompuCredit Holdings Corporation directly related to our intercompany borrowings, a guarantee on a lease obligation and for the years ended December 31, 2008 and 2009, a pro-rata share of direct corporate administration expense for accounting and information systems. The direct costs are charged to us typically based on the underlying drivers of the expense. We believe the methodologies applied for the allocation of costs were reasonable, but may not be indicative of costs had we been a stand-alone entity, nor what they may be in the future (See Note 14, “Related Party Transactions and Receivables from Affiliated Companies, Net”).
     No long-term debt or current debt and related interest costs have been allocated to us by CompuCredit Holdings Corporation other than borrowings on intercompany lending arrangements. Significant changes could have occurred in our funding and operations if we operated as an independent stand-alone entity, including a possible change in capital structure, which could have had a significant impact on our consolidated financial position and results of operations.
Cash and Cash Equivalents
     We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. We typically maintain cash on deposit at banks. Accordingly, at various times during the periods presented herein, balances were uninsured and uncollateralized.
Restricted Cash
     Restricted cash relates to deferred consideration associated with the December 2010 acquisition of Parker Fox Limited (See “Acquisitions”). The deferred consideration is to be paid out in equal installments three, six, nine and twelve months following the acquisition date upon the delivery of certain agreed upon support services.

Loans and Fees Receivable, Net
     We issue unsecured, short-term loans (herein referred to as “loans and fees receivable”) up to limits set by relevant regulations. These loans and fees receivable primarily include loans on principal balances and associated fees due from customers. We actively manage our customer risk profile and collection efforts in order to maximize revenues while minimizing losses. Management has instituted control mechanisms that it believes have been effective in managing risks. However, we do not require collateral as part of the transaction approval process. We bear the entire risk of loss related to loans and fees receivable.
Allowance for Uncollectible Loans and Fees Receivable
     Our allowance for uncollectible loans and fees receivable is based upon models that analyze loan performance, delinquency data, charge-off data, recovery rates, the number of loans a particular customer has completed and economic trends and the potential effects of those economic trends on our customers. Once a rate has been calculated, it is applied based on the relative mix of new versus returning customers and delinquency levels within the portfolio at that time. Management also reviews historical loss estimates compared to the actual loss experience to determine the accuracy of the models and makes additional adjustments if needed. Amounts are charged off 90 days from the point they become delinquent, or sooner if facts and circumstances earlier indicate non-collectability. See Note 4, “Loans and Fees Receivable, Net” for further discussion of our allowance for uncollectible loans and fees receivable.
Prepaid Expenses and Other
     Prepaid expenses and other assets primarily include amounts paid to third parties for marketing and other services as well as an advance made to an employee. We expense these amounts once services have been performed or marketing efforts have been undertaken.
Property at Cost, Net of Depreciation
     We capitalize costs related to internal development and implementation of software used in our operating activities in accordance with applicable accounting standards. These capitalized costs consist almost exclusively of fees paid to third-party consultants to develop code and install and test software specific to our needs. We have focused the majority of these efforts on our proprietary information management system that supports our decision-making function, including targeted marketing, solicitation, application processing, account management and collection activities. As mentioned below, we acquired a third party provider of these services in December 2010 (see “Acquisitions”).
     We record our property at cost less accumulated depreciation or amortization. We compute depreciation expense using the straight-line method over the estimated useful lives of our assets, which are approximately four years for furniture, fixtures and equipment and three years for software and leasehold improvements. We amortize leasehold improvements over the shorter of their estimated useful lives or the terms of their respective underlying leases.
Intangibles, Net
     We amortize identifiable intangible assets over and in proportion to their estimated periods of benefit, currently five years. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment.
Stock Based Compensation
     In the first quarter of 2009 we issued restricted stock to MEM management team members representing a 1.5% noncontrolling interest in MEM at an approximate cost of £230,000. The cost of this issuance is being amortized into salaries and benefits expense over the estimated vesting period of three years. Amortization associated with this grant was approximately £77,000 for each of the years ended December 31, 2010 and 2009.
Noncontrolling Interests
     Noncontrolling interests represent minority ownerships in our various majority-owned subsidiaries and are included as a component of total equity in our accompanying consolidated balance sheets. These noncontrolling interests represent aggregate ownership interests of 18.0% and 24.0% at December 31, 2010 and 2009, respectively. The net decrease in noncontrolling interests between December 31, 2009 and December 31, 2010 resulted from our purchase of noncontrolling interests in MEM then representing a 6.0% ownership interest for £4.3 million (See “Acquisitions”). Our noncontrolling interest holders’ shares of our net income are allocated to them in our accompanying consolidated income statements.

Off-Balance-Sheet Arrangements
     We have no off-balance-sheet arrangements.
Fair Value of Financial Instruments
     For certain of our financial instruments, including cash and cash equivalents and loans and fees receivable, the carrying amounts approximate fair value due to the short maturities of the underlying instruments.
Revenue Recognition
     We record deferred revenue for the fee component of our loans and fees receivable at the time checks are exchanged for cash or cash proceeds are issued onto a customer’s debit card. Deferred revenue is recognized in earnings over the agreed-upon initial loan period. Fees and interest income are recognized on our consolidated income statements with an appropriate provision for loan losses recorded against those fees and interest we determine will not ultimately be collected. Once a loan becomes delinquent, no further fee or interest income is recorded until such time as the loan is collected.
Advertising Costs
     Advertising costs are expensed as incurred. During 2010, 2009 and 2008, we expensed £10.5 million, £6.2 million and £2.6 million in advertising costs, respectively.
Acquisitions
     In April 2007, we acquired 95% of the outstanding shares of MEM, our Internet, micro-loan operations, for £11.6 million in cash. Under the original purchase agreement, a contingent performance-related earn-out could have been payable to the sellers on achievement of certain earnings measurements for the years ended 2007, 2008 and 2009. The maximum amount payable under this earn-out was £120 million, although none of the earn-out performance conditions were satisfied for 2007 and 2008. The MEM acquisition agreement was amended in the first quarter of 2009 to satisfy the sellers’ earn-out rights in exchange for a net 22.5% continuing minority ownership interest in MEM valued at £3.4 million and a cash payment of £434,000, the aggregate £3.8 million value of which reflected the estimated fair value of the earn-out arrangement as of December 31, 2008, the agreed valuation date of the amendment. Based on a negotiated agreement with the seller, it was determined that an ongoing equity interest was beneficial to both parties as it preserved cash for growth opportunities and it allowed the seller to continue to realize future appreciation within the company.
     Prior to this transaction and also in the first quarter of 2009, we repurchased noncontrolling interests in MEM then representing 5% of the ownership interests in MEM for £766,000. Fair values used in the settlement of the contingent earn-out and 5% noncontrolling interests purchase transactions were based on a third-party expert’s appraisals of the values of MEM as of the transaction dates in the first quarter of 2009.
     Giving effect to the aforementioned transactions and first quarter 2009 issuance of restricted stock to MEM management team members representing a 1.5% noncontrolling interest in MEM at an approximate cost of £230,000, we held a 76% ownership interest in MEM at December 31, 2009. In March 2010, however, our ownership interest in MEM was increased to 82% through our purchase of noncontrolling interests in MEM then representing a 6.0% ownership interest in MEM for £4.3 million - a price that gave effect to the further increasing value of the MEM operations and represented the fair value of the shares as of the transaction date.
     Additionally, in December 2010, we acquired all of the outstanding shares of Parker Fox Limited, an information technology consultancy firm providing software development and project management services, for £1.8 million in cash. See Note 8, “Acquisition of Parker Fox Limited,” for additional information surrounding this acquisition.
Income Taxes
     We account for income taxes based on the liability method. Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
     We also apply accounting rules concerning uncertain tax positions, whereby we are required to assess the probability that an income tax position taken on a tax return may not ultimately be sustained on audit. For those positions that are not more than likely to be realized upon ultimate settlement, no benefit may be recognized in our consolidated financial statements. We re-evaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. A change in recognition or measurement with respect to uncertain tax positions generally would result in the recognition of an income tax benefit or an additional charge to income tax expense on our consolidated income statements. Our policy is to recognize potential accrued interest and penalties related to uncertain tax positions in income tax expense.

However, reflecting our current conclusions that we have no material uncertain tax positions, we incurred and recognized no potential accrued interest and penalties associated with uncertain tax positions during 2010, 2009 and 2008.
Recent Accounting Pronouncements
     In June 2010, the FASB issued new disclosure rules related to the allowance for credit losses and credit quality of financing receivables. The new requirements are intended to require an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses, including a roll-forward of activity in the allowance and disclosure about credit quality indicators, past due information, and modifications of its financing receivables. The new disclosure requirements are included in this Report.
     In June 2009, the Financial Accounting Standards Board (the “FASB”) issued a new accounting pronouncement that established the FASB Accounting Standards Codification as the single source of authoritative GAAP, superseding all existing GAAP accounting standards. This new pronouncement is effective for interim and annual financial statements issued for periods ending after September 15, 2009. The adoption of this pronouncement did not change GAAP and has not impacted our consolidated results of operations, financial position or cash flows.
     In December 2007, the FASB issued new accounting rules that significantly changed the accounting for business combinations. Under these rules, an acquiring entity is required, with limited exceptions, to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. The rules change the accounting treatment for certain specific items, including:
•	Acquisition costs generally are expensed as incurred;

•	Noncontrolling interests (formerly known as minority interests) are valued at fair value at the acquisition date;

•	Acquired contingent liabilities are recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under previously existing rules for non-acquired contingencies;

•	In-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense.
     The new rules also include a substantial number of new disclosure requirements. They apply to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and earlier adoption was prohibited. We adopted the new rules on January 1, 2009 with no material effects on our consolidated results of operations, financial position or cash flows.
     Also in December 2007, the FASB issued new accounting requirements that establish new accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Specifically, these rules require the recognition of any noncontrolling interests (formerly known as minority interests) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interests is included in consolidated net income on the face of the income statement. The rules also clarify that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, the rules require that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. The rules also include expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. These new rules are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and earlier adoption was prohibited. We adopted these rules on January 1, 2009 with no material effects (other than the effects of reclassification of our noncontrolling interests as a component of equity) on our consolidated results of operations, financial position or cash flows. In accordance with applicable adoption requirements, the consolidated financial statements included herein reflect the retrospective application of the new noncontrolling interests rules for all periods presented.
Subsequent Events
     We evaluate subsequent events that have occurred after our consolidated balance sheet date but before our consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) nonrecognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. We have evaluated subsequent events through February 25, 2011, and based on our evaluation, we did not identify any recognized or nonrecognized subsequent events that would have required adjustments to our consolidated financial statements.
     On December 31, 2010, the Company’s parent (CCRT International Holdings, BV, which is a subsidiary of CompuCredit Holdings Corporation) entered into an agreement to sell the Company and all of its subsidiaries to Dollar Financial Corp. for $195.0 million. The transaction is subject to UK regulatory approval and a financing condition and is expected to close in early April 2011.
3. Equity
Common stock
     As of December 31, 2010 and 2009, we had 1,025,000 common shares authorized at £0.01 per share par value and 1,021,215 shares issued and outstanding.
Preferred shares
     As of December 31, 2010 and 2009, we had 17,000,000 preferred shares authorized at £1.0 per share par value and 15,094,229 shares issued and outstanding. Dividends on the preferred shares accumulate at the rate of 12% per annum until paid from profits available for distribution of Purpose UK Holdings Limited, and as of December 31, 2010 and 2009 the accumulated amounts of such dividends earned but not declared were £7.6 million and £5.0 million, respectively. Dividends will continue to accumulate until a dividend is formally declared by the Board of Directors and have preference over any other payment of a dividend to any other class of shares.
     Preferred shares are redeemable at the sole discretion of the majority of the Board of Directors. The majority common shareholder has veto rights over any and all decisions made by other common or preferred shareholders.
4. Loans and Fees Receivable, Net
     The components (in thousands) of loans and fees receivable, net as of the date of each of our consolidated balance sheets are as follows:

	As of December 31,
	2010	2009
Loans receivable	£18,805	£13,172
Fees and interest receivable	4,693	3,289
Delinquent loans and fees receivable	6,538	4,337

Loans and fees receivable, gross	£30,036	£20,798

     In the above table, loans receivable reflect principal loan amounts made to consumers, while fees and interest receivable reflect our fees and interest accrued on these principal loans. Delinquent loans and fees receivable reflect the principal, fee and interest components of loans that we did not collect on the contractual due date and for which we no longer accrue fees and interest. Amounts we believe we will not ultimately collect are included as a component in our overall allowance for uncollectible loans and fees receivable and are charged off 90 days from the point they become delinquent, or sooner if facts and circumstances earlier indicate non-collectability. Recoveries on accounts previously charged off are included as an offset to our provision for loan losses in the accompanying consolidated income statements.
     An aging of our delinquent loans and fees receivables, gross (in thousands) as of December 31, 2010 and 2009 are as follows:

	As of December 31,
	2010	2009
0-30 days past due	£3,173	£2,042
31-60 days past due	1,701	1,145
61-90 days past due	1,664	1,150

Delinquent loans and fees receivable, gross	£6,538	£4,337

     Of the above £6.5 million and £4.3 million in delinquent loans and fees receivable, £5.2 million and £3.5 million represented the unpaid portion of principal advanced as of December 31, 2010 and 2009, respectively.

     Roll-forwards (in thousands) of our loans and fees receivable (gross and net), our deferred revenue, and our allowance for uncollectible loans and fees receivable for 2009 and 2010 are presented as follows:

	Balance at			Balance at
	December 31,			December 31,
	2009	Additions	Subtractions	2010
Loans and fees receivable, gross	£20,798	£300,200	£(290,962)	£30,036
Deferred revenue	(2,337)	(3,373)	2,337	(3,373)
Allowance for uncollectible loans and fees receivable	(3,730)	(16,443)	14,702	(5,471)

Loans and fees receivable, net	£14,731	£280,384	£(273,923)	£21,192

	Balance at			Balance at
	December 31,			December 31,
	2008	Additions	Subtractions	2009
Loans and fees receivable, gross	£14,346	£208,729	£(202,277)	£20,798
Deferred revenue	(1,404)	(41,577)	40,644	(2,337)
Allowance for uncollectible loans and fees receivable	(2,552)	(11,305)	10,127	(3,730)

Loans and fees receivable, net	£10,390	£155,847	£(151,506)	£14,731

     The deferred revenue reflected in the above tables represents unearned fees on micro-loans and will be earned by us within the next 40 days.
     Roll-forwards (in thousands) of our allowance for uncollectible loans and fees receivable for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Balance at beginning of period	£(3,730)	£(2,552)
Provision for loan losses	(16,443)	(11,305)
Charge offs	16,329	11,105
Recoveries	(1,627)	(978)

Balance at end of period	£(5,471)	£(3,730)

5. Notes Receivable — Related Party
     Notes receivable consisted of the following (in thousands) at:

	December 31,
	2010	2009
Unsecured debt, payable by Valued Services UK Limited at December 31, payable upon demand (1)	£—	£785

Total notes receivable	£—	£785

(1)	Represents receivables owed from a subsidiary of CompuCredit Holdings Corporation.
     During 2010, interest earned on receivables owed from a subsidiary of CompuCredit Holdings Corporation approximated £0.02 million.

6. Property at Cost, Net of Depreciation
     Details (in thousands) of our property at cost, net of depreciation on our consolidated balance sheets are as follows:

	As of December 31,
	2010	2009
Software	£3,445	£2,181
Furniture and fixtures	355	295
Data processing and telephone equipment	580	383
Leasehold improvements	720	540

Total cost	5,100	3,399
Less accumulated depreciation	(2,241)	(1,197)

Property, net	£2,859	£2,202

     As of December 31, 2010, the weighted-average remaining life of our depreciable property was 2.8 years.
7. Goodwill
     Goodwill represents the excess of cost over fair value of identifiable net assets acquired through acquisitions. Under applicable accounting guidance, intangible assets, including goodwill, that are not subject to amortization are tested for impairment on an annual basis, or sooner if deemed necessary based on events or changes in circumstances that may indicate that the asset might be impaired.
     In April 2007, we acquired 95% of the outstanding shares of MEM, our Internet, micro-loan operations, for £11.6 million in cash. Under the original purchase agreement, a contingent performance-related earn-out could have been payable to the sellers on achievement of certain earnings measurements for the years ended 2007, 2008 and 2009. The maximum amount payable under this earn-out was £120.0 million, although none of the earn-out performance conditions were satisfied for 2007 and 2008. As part of our purchase price allocations, we recorded goodwill of £11.0 million. The MEM acquisition agreement was amended in the first quarter of 2009 to remove the sellers’ earn-out rights in exchange for a net 22.5% continuing minority ownership interest in MEM valued at £3.4 million and a cash payment of £434,000, the aggregate £3.8 million value of which reflected the estimated fair value of the earn-out arrangement as of December 31, 2008, the agreed valuation date of the amendment. The settlement of the contingent earn-out resulted in a re-measurement of the carrying value of our investment in MEM in accordance with applicable accounting standards and additional goodwill of £3.9 million.
     Changes (in thousands) in the carrying amount of goodwill for 2010 and 2009 are as follows:

Internet
Micro-Loans
Balance as of December 31, 2008	£10,992
Goodwill related to settlement of contingent performance-related earn-out	3,882

Balance as of December 31, 2009	£14,874

Balance as of December 31, 2010	£14,874

8. Acquisition of Parker Fox Limited
     In December 2010, we acquired all of the outstanding shares of Parker Fox Limited, an information technology consultancy firm providing software development and project management services, for £1.8 million in cash. Parker Fox Limited has historically provided support for our loan underwriting software and system of record. We paid Parker Fox Limited £1.1 million, £1.2 million and £0.8 million for these services for the years ended December 31, 2010, 2009 and 2008, respectively. We have included in our consolidated financial statements the results of operations of Parker Fox Limited from the acquisition date forward, and they did not have a material impact on our consolidated income statement for the year ended December 31, 2010. The following table summarizes the purchase price allocations (in thousands) for the Parker Fox Limited acquisition:

	Purchase Price Allocation	Amortization Period
Intangibles — software rights	£1,345	5 years
Working capital	144
Trade receivables owed to Parker Fox Limited	410
Other payables	(94)

Purchase price	£1,805

     The allocation is preliminary and subject to adjustment, however, management does not anticipate that the allocation will materially change. Amortization related to the software rights within the above table totaled £0.0 for the year ended December 31, 2010.
9. Accounts Payable and Other Accrued Liabilities
     Accounts payable and accrued liabilities consisted of the following (in thousands) at:

	December 31,
	2010	2009
Accounts payable	£331	£312
Accounts payable — related party	19	23
Accrued wages and related taxes	491	269
Accrued professional fees	78	88
Accrued other	1,289	814

Total accounts payable and other accrued liabilities	£2,208	£1,506

10. Notes Payable — Related Party
     Notes payable consisted of the following (in thousands) at:

	December 31,
	2010	2009
Unsecured debt, payable to CompuCredit Holdings Corporation with an average rate of 12.0% at December 31, payable upon demand	£11,827	£6,300
Unsecured debt, payable to CCRT International Holdings, BV with an average rate of 12.0% at December 31, payable upon demand	714	714

Total notes payable	£12,541	£7,014

     During 2010, 2009 and 2008 interest expense accrued to affiliated entities approximated £1.3 million, £0.9 million and £0.1 million, respectively.

11. Leases
     We lease premises and certain equipment under cancelable and non-cancelable leases, some of which contain renewal options or options to terminate after a specific period of time if certain conditions are met. Total rental expense associated with these operating leases was £0.4 million, £0.4 million and £0.2 million for 2010, 2009 and 2008, respectively. As of December 31, 2010, the future minimum rental commitments (in thousands) for all non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

Year	Amount
2011	£355
2012	335
2013	300
2014	294
2015	292
Thereafter	560

Total	£2,136

12. Commitments and Contingencies
     We are periodically involved in various legal proceedings that are incidental to the conduct of our business. There are no material pending legal proceedings to which we are a party.
     Additionally, as previously discussed, dividends on the preferred shares accumulate at the rate of 12% per annum until paid, and as of December 31, 2010 and 2009 the accumulated amounts of such dividends earned but not declared were £7.6 million and £5.0 million, respectively.
13. Employee Benefit Plans
     We provide life insurance (death-in-service) coverage through UNUM of four times salary to all employees. Coverage commences immediately upon employment and premiums are paid in full by us.
     MEM currently has a Group Stakeholder Pension Scheme in place through Friends Provident. All employees are eligible to join the Group Stakeholder Pension Scheme after serving three months continuous service. This is a requirement under UK legislation, whereby every employer is responsible for administering availability of a pension scheme to each employee. An employee can contribute a percentage of his/her basic salary excluding all other remuneration such as allowances, bonuses and overtime, which receives tax relief. Currently, there are no participants in the Group Stakeholder Pension Scheme. In addition there is an Executive Pension Scheme in place for senior executives, also through Friends Provident, whereby a percentage of contribution shall be paid by the employer. Total employer contributions for the Executive Pension Scheme were £0.03 million for 2010. No employer contributions were made for 2009 and 2008.
     Private medical healthcare, insured through CIGNA, is available to all employees on completion of one year’s continuous service, with the exception of senior executives who are eligible on commencement of employment or on completion of three month’s continuous service. This benefit enables the employee, should they require medical treatment, to access it privately.
14. Related Party Transactions and Receivables from Affiliated Companies, Net
     Prior to 2010, CompuCredit Corporation charged us a “management fee” for certain efforts (e.g., tax return preparation and internal auditing) and their associated costs that it has incurred on our behalf. This management fee has been allocated among various entities on whose behalf CompuCredit Corporation has incurred costs on the basis of time, effort, and costs incurred without any mark-up or intercompany profit. In 2009 and 2008, our allocated management fee charges aggregated £0.2 million and £0.1 million, respectively.
     CompuCredit Corporation has provided various guarantees on behalf of MEM related to its third-party bank debt financing and its headquarters office lease obligation. During 2010, 2009 and 2008, we paid CompuCredit Corporation aggregate fees of £6,000, £27,000 and £50,000, respectively, in its capacity as a guarantor.
     CompuCredit UK Limited (an indirect wholly-owned subsidiary of CompuCredit Holdings Corporation) has charged us a “management fee” for certain efforts (e.g., debt collection and shared overhead) and their associated costs that it has incurred on our behalf. In 2010, 2009 and 2008, our allocated management fee charges aggregated £0.2 million, £0.1 million and £0.1 million, respectively.
     In 2010, we began charging Direct MicroLending, LLC (an indirect wholly-owned subsidiary of CompuCredit Holdings Corporation) a “management fee” for certain efforts (e.g., technology and management services) and associated costs that we incurred on its behalf. In 2010, our allocated management fee revenue aggregated £0.9 million.
     We shared facility space with CompuCredit UK Limited through March of 2010. During that time, we charged them rent at a reasonable allocated basis. In 2010, 2009 and 2008 our allocated rental fee revenue aggregated £0.01 million, £0.1 million and £0.2 million, respectively.
     At each balance sheet date, we typically have an immaterial amount of net payables to or net receivables from affiliated companies owned directly or indirectly by CompuCredit Holdings Corporation associated with the above transactions, the balances of which typically are settled (paid) within a very short period of time (e.g., thirty days) after each balance sheet date. See Note 9, “Accounts Payable and Other Accrued Liabilities” for a listing of this payable as of December 31, 2010 and 2009.
     As previously mentioned in this report, under the original purchase agreement of MEM, a contingent performance-related earn-out could have been payable to the sellers (who are also directors and part of the ongoing management at MEM) on achievement of certain earnings measurements for the years ended 2007, 2008 and 2009. The maximum amount payable under this earn-out was £120.0 million, although none of the earn-out performance conditions was satisfied for 2007 and 2008. The MEM acquisition agreement was amended in the first quarter of 2009 to remove the sellers’ earn-out rights in exchange for a net 22.5% continuing minority ownership interest in MEM valued at £3.4 million and a cash payment of £434,000, the aggregate £3.8 million value of which reflected the estimated fair value of the earn-out arrangement as of December 31, 2008, the agreed valuation date of the amendment.
     Prior to this transaction and also in the first quarter of 2009, we repurchased noncontrolling interests in MEM from one of our directors, then representing 5% of the ownership interests in MEM for £766,000. Fair values used in the settlement of the contingent earn-out and 5% noncontrolling interests purchase transactions were based on a third-party expert’s appraisals of the values of MEM as of the transaction dates in the first quarter of 2009.
     Further, in December 31, 2010 we purchased noncontrolling interests in MEM from one of our directors, then representing a 6.0% ownership interest for £4.3 million.
     A director of one of our subsidiary companies entered into transactions with other subsidiaries of Purpose UK Holdings Limited during the years ended December 31, 2009 and 2010. These comprised a loan which at any point during the period had a maximum value of £310,312 and as at December 31, 2010 was £310,312, an amount within “Accounts Payable and Other Accrued Liabilities” of £104,452 in respect of a put option, and a payment of salary of £5,027 in respect of services as an employee of a subsidiary entity during the year ended 31 December, 2010.
15. Income Taxes
     Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
     The current and deferred portions (in thousands) of income tax benefit or expense in the UK are set forth in the table below:

	As of December 31,
	2010	2009	2008
UK income tax (expense) benefit:
Current tax (expense) benefit	£(4,712)	£(3,732)	£(678)
Deferred tax (expense) benefit	130	60	198

Total UK income tax (expense) benefit	£(4,582)	£(3,672)	£(480)

     Income tax expense in 2010, 2009 and 2008 differed from amounts computed by applying the statutory UK income tax rate to pretax income from consolidated operations principally as a result of non-deductible expenses incurred in relation to the 2009 purchase of noncontrolling interests. The following table reconciles our effective tax rates to the UK statutory rate:

	For the Years Ended December 31,
	2010	2009	2008
Statutory rate	28.0%	28.0%	28.5%
Reconciling items resulting from:
Permanent differences	0.6%	4.1%	-4.4%
Other differences	-0.3%	0.6%	-3.7%
Valuation allowance changes	-0.1%	-0.3%	-0.2%

Effective tax rate	28.2%	32.4%	20.2%

     As of December 31, 2010 and December 31, 2009, the significant components (in thousands) of our deferred tax assets and liabilities were:

	As of December 31,
	2010	2009
Current deferred tax assets:

Property	£51	£13
Allowance for uncollectible loans and fees receivables	346	255

Gross deferred tax assets	397	268
Valuation allowance	(9)	(10)

Net current deferred tax assets	388	258

Current deferred tax liabilities:
Property	—	—
Other	—	—

Current deferred tax liabilities	—	—

Net current deferred tax asset	£388	£258

	As of December 31,
	2010	2009
Non-current deferred tax assets:
Loss carryovers	£463	£494

Gross deferred tax assets	463	494
Valuation allowance	(463)	(494)

Net non-current deferred tax assets	—	—
Non-current deferred tax liabilities	—	—

Net non-current deferred tax asset	£—	£—

     Our deferred tax asset valuation allowances are primarily the result of uncertainties regarding the future realization of tax benefits on net deferred tax assets, primarily tax loss carryovers in the UK. It is more likely than not that these net deferred tax assets will not be utilized in the future to reduce tax liabilities in the UK. We have no net operating loss or credit carry-forwards other than as set forth above, and the tax loss carryovers noted in the above table do not expire.